FOR IMMEDIATE RELEASE

Capstone Companies’ Strategic Realignment:

Develop Sports-Entertainment Centers for Children, Adults and Families

Deerfield Beach, Florida, December 18, 2024: Capstone Companies, Inc. (OTCQB: CAPC) (“Company”) announced today a new strategic focus to develop and operate in-person sports-entertainment recreational centers to provide social and health benefits to children, families and adults through sports, exercise, and social group activities.

Under the new strategic focus, the Company will seek to develop and operate facilities offering popular competitive sports, such as pickleball and padel, coupled with a food-drink and entertainment center suitable for social activities : birthday parties, corporate events, graduation celebrations and post-school or summer activities. Entertainment may consist of a combination of a small live music stage, sports bar with large screen televisions, and interactive sports video gaming area. The addition of a soccer or other competitive sports field may be added to host corporate or league sponsored tournaments. The centers would be designed to be a social and community activities magnet for the locality. The initial geographic focus for the new strategic plan will be Virginia, North Carolina, Georgia, Florida and New Jersey.

With the Company’s new Chief Executive Officer, Alexander Jacobs, having extensive experience in developing and operating sports entertainment recreational centers for children, adults and families, and being tasked with developing a new business line for the Company, the strategic focus on sports-entertainment center industry is deemed by the Company as the most promising path to creating a new business line for the Company.

“The sports-entertainment industry is an expanding industry with promising opportunities for new ventures with the right concept and competent execution. We intend to develop a concept that can be rolled out on a regional or national basis. Our ability to develop and execute the new strategic plan will require adequate, timely, and affordable funding, possibly coupled with a strategic partnership or merger with another company capable of financially supporting our strategic initiative,” said Alexander Jacobs, the Company’s CEO. “The challenge for the Company in 2025 is to fund and then execute the new strategic plan.”

The Company has not secured third party funding or entered into any agreement for a strategic partnership or merger as of the date of this press release. The Company is currently seeking additional directors for the Company’s Board of Directors and other personnel to assist in the efforts to secure funding and to implement the new strategic plan.

As previously announced, Coppermine Ventures, LLC (“CVEN”), which is owned and managed by Alexander Jacobs, provided $125,914 in working capital funding to the Company under an Unsecured Promissory Note in October 2024 and is obligated to provide $218,640 additional working capital funding to the Company under an October 31, 2024, Management Transition Agreement (“MTA”) through the first fiscal quarter of 2025. CVEN funded $50,018 of the MTA funding amount in late November 2024. Funding under the MTA is in return for right to nominate appointees for CEO position and two board seats, which appointments are subject to verification of nominees’ qualifications to serve in those positions by the Company’s Board of Directors and is not a loan or consideration for any equity interest in the Company. The financial commitments of CVEN do not extend beyond the funding stated in this paragraph. The Company is seeking, and will require, additional third-party funding for the new strategic plan and to cover essential corporate overhead funding for the remainder of 2025 in order to sustain the Company as a going concern.

The Company’s former business line of consumer products was closed in 2024 due to insufficient sales and the Company has no current revenue generating operations. Developing and pursuing a new business line will require adequate, timely and affordable third-party funding, which the Company may not be able to secure. Without revenues, the Company needs to develop a new business line with revenue generating operations to sustain the Company as a going concern. There is no assurance that the Company can secure third party funding, a strategic partnership or a merger, or otherwise implement the new strategic plan.

FORWARD LOOKING STATEMENTS. Except for statements of historical fact in this press release, the information contained above contains forward-looking statements, which statements are characterized by words like “should,” “may,” “intend,’ “expect,” “hope,” “believe,” “anticipate” and similar words. Forward looking statements are not guarantees of future performance and undue reliance should not be placed on them. Forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any statements about future performance or results expressed or implied by such forward-looking statements. Capstone Companies, Inc. (“Company”) is a public shell company without revenue generating revenues and relies on working capital funding from third parties to sustain its corporate existence and fund meeting the compliance requirements as an SEC reporting company with its stock quoted on the OTC QB Venture Market. The Company is also a “penny stock” company with limited public market liquidity and no primary market makers. As such, Company may be unable to develop a new business line, or acquire or merge with an existing operating company, or, even if a new business line or revenue generating operation is established, to fund and successfully operate that new business line or operation. Further, the public auditors of the Company have expressed doubt as to the Company as a going concern. Company may be unable to obtain adequate, affordable and timely funding to sustain any new business line. There is substantial doubt about the Company’s ability to establish a new business line or sustain an operation. The business and financial results of another company, including Coppermine Ventures, LLC or any affiliated company, is not relevant to, and not an indication of the future prospects of any future business, or the future financial condition or performance of the Company, or future corporate transactions, and should not be relied upon or regarded as an indication of future business and financial performance of the Company or its future corporate transactions. There is no existing agreement by the Company and a third party for a strategic partnership with, or a merger or acquisition of, a company or business. Any investment in the common stock of the Company is a highly risky investment that is not suitable for investors who cannot afford the total loss of the investment and the inability to readily liquidate the investment. The risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other filings with the SEC should be carefully considered prior to any investment decision. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements.

Contact information and media inquiries:

irinquiries@capstonecompaniesinc.com

954-570-8889 x 315